Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements No. 333-257353, No. 333-251679, No. 333-223042, No. 333-221199, No. 333-216414 and 333-213727 on Form S-3 and registration statements No. 333-248237, No. 333-227053, and No. 333-222537 on Form S-8 and registration statements No. 333-261031, No. 333-237959, No. 333-237858, and 333-221741 on Form S-1 of our report dated December 27, 2022, with respect to the consolidated financial statements of Naiz Bespoke Technologies, S.L.as of and for the years ended December 31, 2022 and 2021 included in this Form 8-K/A.

/s/ Airen Auditores SLP

Airen Auditores SLP

Accounts Auditor, registered in the ROAD with no. S-2566

Toledo, Madrid, Spain

December 27, 2022